Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2015

LAUREL, Miss. (December 17, 2015) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2015.

Net sales for the fourth quarter of fiscal 2015 were $679.6 million compared with $760.9 million for the same period a year ago. For the quarter, the company reported net income of $27.4 million, or $1.22 per share, compared with net income of $93.1 million, or $4.04 per share, for the fourth quarter of fiscal 2014.

Net sales for fiscal 2015 were $2.803 billion compared with $2.775 billion for fiscal 2014. Net income for the year totaled $216.0 million, or $9.52 per share, compared with net income of $249.0 million, or $10.80 per share, for last year.

“While conditions during the fourth quarter of fiscal 2015 deteriorated in the big bird deboning market, the quarter marked the end of another successful year for Sanderson Farms,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We reported record annual sales of $2.803 billion, a 1.0 percent increase over fiscal 2014. While overall poultry market prices declined compared with fiscal 2014, grain prices were significantly lower during the year when compared with fiscal 2014. For the year, we sold 3.418 billion pounds of dressed poultry, another record, compared with 3.045 billion pounds in fiscal 2014.”

According to Sanderson, overall market prices for poultry products were significantly lower in the fourth quarter of fiscal 2015 compared with prices a year ago. As measured by an average of the Georgia dock price for whole chickens, prices were higher by approximately 1.2 percent in the company’s fourth fiscal quarter compared with the same period in fiscal 2014, and were higher by 5.6 percent for the fiscal year compared with the prior year. The Georgia Dock whole bird price remained in record territory during fiscal 2015 and reflected strong demand for the company’s retail chill pack product during this fiscal year. Boneless breast meat prices averaged 29.5 percent lower in the fourth quarter than the prior-year period. For fiscal 2015, boneless prices were 15.4 percent lower when compared with fiscal 2014. Jumbo wing prices averaged $1.48 per pound during the fourth quarter of fiscal 2015, down 1.3 percent from the average of $1.50 per pound during the prior-year period. Jumbo wing prices averaged $1.52 per pound during the fiscal year, up 26.9 percent from the average of $1.20 per pound for fiscal 2014. The average market price for bulk leg quarters decreased approximately 53.3 percent for the quarter, and decreased approximately 31.5 percent for fiscal 2015. Lower dark meat prices reflect the significant decline in industry export volumes during the second half of fiscal 2015. Cash prices for corn during the fourth fiscal quarter increased slightly by 0.4 percent, while soybean meal cash prices were down 21.2 percent.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2015

December 17, 2015

“We are pleased that our profitability during fiscal 2015 allowed us to fund our planned expansion in Palestine, Texas, further reduce outstanding debt, strengthen our balance sheet, and reward our shareholders with a special dividend,” Sanderson continued. “We are well positioned to continue our growth strategy as we continue to move our new poultry complex in Palestine, Texas, to full production and continue construction of our newest complex in St. Pauls, North Carolina. The pounds produced in Palestine and St. Pauls, at full production, will represent a 32 percent increase in our capacity.”

“As of October 31, 2015, our balance sheet reflected $1.251 billion in assets, stockholders’ equity of $1.030 billion and net working capital of $401.5 million. We had no long-term debt at year-end. A strong balance sheet is an important advantage in our industry and provides us with the financial strength to not only support our growth strategy, but also to manage our operations through cycles that characterize our industry. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 17, 2015, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 27, 2015. Those without Internet access, or who prefer to participate via telephone, may call 1-888-609-5666, access code 9484051.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended October 31, 2015, and the following:

(1) Changes in the market price for the company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the company or other companies in the poultry industry ship product, and other changes that might limit the company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2015

December 17, 2015

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the company competes, and the effectiveness of marketing and advertising programs. The company competes with regional and national firms, some of which have greater financial and marketing resources than the company.

(7) Changes in accounting policies and practices adopted voluntarily by the company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the company’s major customers.

(11) Inclement weather that could hurt company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the company’s belief about future earnings, production levels, capital expenditures, grain prices, supply and demand factors and other industry conditions.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2015

December 17, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(1)	(1)
Net sales	$679,592	$760,850	$2,803,480	$2,774,845
Costs and expenses:
Cost of sales	595,839	578,499	2,312,368	2,253,898
Selling, general and administrative	40,167	39,824	155,114	139,025

	636,006	618,323	2,467,482	2,392,923

Operating income	43,586	142,527	335,998	381,922

Other income (expense):
Interest income	67	23	106	60
Interest expense	(467)	(486)	(2,136)	(2,577)
Other	45	12	123	61

	(355)	(451)	(1,907)	(2,456)

Income before income taxes	43,231	142,076	334,091	379,466
Income tax expense	15,860	48,967	118,090	130,418

Net income	$27,371	$93,109	$216,001	$249,048

Basic earnings per share	$1.22	$4.04	$9.52	$10.80

Diluted earnings per share	$1.22	$4.04	$9.52	$10.80

Dividends per share	$0.72	$0.72	$1.38	$1.32

(1)	The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2014 and 2015 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2015

December 17, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2015	October 31, 2014
	(1)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$196,659	$165,610
Accounts receivable, net	112,924	118,296
Inventories	198,753	190,823
Refundable income taxes	16,414	0
Deferred income taxes	4,709	2,925
Prepaid expenses	33,331	33,052

Total current assets	562,790	510,706

Property, plant and equipment	1,318,530	1,185,094
Less accumulated depreciation	(636,196)	(588,969)

	682,334	596,125

Other assets	6,337	4,421

Total assets	$1,251,461	$1,111,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,816	$48,700
Accrued expenses	88,431	67,446
Accrued income taxes	0	21,489
Current maturities of long-term debt	10,000	10,000

Total current liabilities	161,247	147,635
Long-term debt, less current maturities	0	10,000
Claims payable	7,500	10,000
Deferred income taxes and other liabilities	52,853	45,669
Stockholders’ equity:
Common stock	22,521	23,130
Paid-in capital	111,687	150,122
Retained earnings	895,653	724,696

Total stockholders’ equity	1,029,861	897,948

Total liability and stockholders’ equity	$1,251,461	$1,111,252

(1)	The Condensed Consolidated Balance Sheets at October 31, 2014 and 2015 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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